Exhibit 1.01

TriMas Corporation
Conflict Minerals Report
For the Reporting Period January 1, 2019 to December 31, 2019

TriMas Corporation (TriMas or the Company) is filing this Conflict Minerals Report (CMR) for the reporting period January 1, 2019 to December 31, 2019 (the Reporting Period) as an exhibit to its Form SD pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 (the Rule). TriMas manufactures or contracts to manufacture "products" that may contain conflict minerals, as defined by the Rule, present in its supply chain that may have originated in the Democratic Republic of the Congo or an adjoining country (the Covered Countries) and may not be from recycled or scrap sources. Accordingly, TriMas is filing this CMR as an exhibit to Form SD to describe the due diligence measures taken to determine the source and chain of custody of the conflict minerals used in its products during the Reporting Period.

Reasonable Country of Origin Inquiry

In accordance with the Rule and Form SD, TriMas conducted a good faith reasonable country of origin inquiry (RCOI) regarding the conflict minerals included in its products during the Reporting Period to determine whether any of such conflict minerals originated in the Covered Countries and/or whether any of such conflict minerals may be from recycled or scrap sources.

To determine whether tin, tantalum, tungsten or gold (3TG) necessary to the functionality or production of supplier products originated in Covered Countries, TriMas retained Assent Compliance (Assent), a third-party service provider, to assist in reviewing the supply chain and identifying risks. The Company provided a list composed of suppliers and parts associated with the in-scope products to Assent for upload to the Assent Compliance Manager (ACM).

To collect data on the materials’ sources of origin procured by the supply chain, TriMas utilized the Conflict Minerals Reporting Template (CMRT) version 5.12 or higher to conduct a survey of all in-scope suppliers.

During the supplier survey, the Company contacted suppliers via the ACM platform, enabling users to complete and track supplier communications, and allows suppliers to upload completed CMRTs directly to the platform for validation, assessment and management. The ACM also provides functionality that meets the Organization for Economic Cooperation and Development’s (OECD) Guidance process expectations by evaluating the quality of each supplier response and assigning a health score based on the supplier’s declaration of process engagement. Additionally, the metrics provided in this report, as well as the step-by-step process for supplier engagement and upstream due diligence investigations performed, are managed through this platform.

Via the ACM and Assent team, the Company requested that all suppliers complete a CMRT. Training and education to guide suppliers on best practices and the use of this template was included. Assent monitored and tracked all communications in the ACM for future reporting and transparency. TriMas directly contacted suppliers that were unresponsive to Assent’s communications during the diligence process and requested these suppliers complete the CMRT and submit it to Assent.

The Company’s program continues to include automated data validation on all submitted CMRTs. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. This data validation is based on questions within the declaration tab of the CMRT which helps to identify areas that require further classification or risk assessment, as well as understand the due diligence efforts of tier 1 suppliers. The results of this data validation contribute to the program’s health assessment and are shared with the suppliers to ensure they understand areas that require clarification or improvement.

All submitted forms are accepted and classified as valid or invalid. Suppliers are contacted regarding invalid forms and are encouraged to submit a valid form. Suppliers are also provided with guidance on how to correct validation errors in their CMRT submission, training courses and direct engagement help through Assent’s multilingual Supplier Experience team. Since some suppliers may remain unresponsive to feedback, TriMas tracks program gaps to account for future improvement opportunities.

Based on the findings through the RCOI process, the Company determined the countries of origin for a large portion of the 3TGs in its products. TriMas continued to perform further due diligence on the source and chain of custody of the minerals in question.

Due Diligence

Design of Due Diligence

TriMas’ due diligence process is based on OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying Supplements. The OECD Guidance applies to both upstream1 and downstream2 companies in the supply chain. As TriMas is a downstream company in the supply chain, TriMas’ tailored its due diligence practices accordingly. Due diligence measures undertaken by TriMas included those described below.

Due Diligence Performed

Establish Strong Company Management Systems

Adopt a Conflict Minerals Policy
TriMas adopted a Responsible Sourcing and Conflict Minerals Policy (Conflict Minerals Policy). This policy is available on the TriMas website at .

Assemble an Internal Team to Support Supply Chain Due Diligence
TriMas senior management identified individuals representing multiple TriMas departments and business units to oversee and drive conflict minerals compliance. Together with Assent, TriMas’ Chief Compliance Officer worked with the Company’s business units to complete tasks associated with the supplier due diligence process. Individual leads within the business units further facilitated the diligence process to collect information regarding the presence and sourcing of conflict minerals in the products supplied to TriMas.
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1 Upstream companies refer to those between the mine and smelters or refiners (SOR). As such, the companies typically include miners, local traders, or exporters from the country of mineral origin, international concentrate traders, and SORs.
2 Downstream companies refer to those entities between the SOR and retailer. As such, the companies typically include metal traders and exchanges, component manufacturers, product manufacturers, original equipment manufacturers, and retailers.

Establish a System of Controls and Transparency Over The Supply Chain
To provide better transparency within TriMas’ supply chain and to facilitate communication of policies and expectations, TriMas engaged Assent to complement internal management processes. The Assent online system and processes are used to identify suppliers in TriMas’ supply chain and collect, store, and review information on conflict minerals sourcing practices, track information on SORs, and flag risks based on SOR sourcing practices. This system is designed to allow collection and housing of data on supply chain circumstances, which can be updated to reflect changes within the supply chain, such as new customer-supplier relationships and new products.

TriMas mandated compliance in its supply chain with TriMas’ Conflict Minerals Policy through its contractual terms and conditions.

TriMas maintains an ethics hotline accessible at www.trimascorp.com through which a party, including TriMas employees and suppliers, may submit reports or concerns regarding compliance, including with respect to conflict minerals.

Supplier Engagement
TriMas has increased its supply chain transparency by identifying risks within its supply chain. TriMas is committed to conducting business in a socially responsible manner and partnering with suppliers who are similarly committed. TriMas’ supplier compliance process requires that suppliers comply with various contract provisions, legal requirements and industrial standards under local, regional and national laws and regulations of the countries in which the suppliers conduct business. Through this process, TriMas remains engaged with its supply base from a compliance perspective.

During this reporting period, we utilized the CMRT to collect conflict minerals declarations from our tier 1 suppliers. These declarations were uploaded into the ACM web-based reporting platform. The use of these tools has allowed us to assist our suppliers in understanding our expectations and requirements, and increase the rate of responses we have received from our suppliers to our survey requests. Assent followed-up with suppliers to ensure proper completion of the CMRT, and all communication with suppliers has been documented to reflect the degree of success of these efforts.

TriMas places a strong emphasis on supplier education and training. To accomplish this, we utilize Assent’s Learning Management System, Assent University, and provide all tier 1 suppliers access to a comprehensive conflict minerals training course. This training is tracked and evaluated based on completion of course modules. All tier 1 suppliers are encouraged to complete all relevant modules of the conflict minerals course, which include active learning techniques and testing at the end of each module.

To complete the RCOI, TriMas’ in-scope tier 1 suppliers were requested to provide information regarding the presence and sourcing of conflict minerals used in the products supplied to TriMas. The program utilized the Responsible Minerals Initiative (RMI).
Suppliers were offered two options to submit the required information, either by uploading a completed CMRT or by completing an online survey version of the template directly to a third-party platform operated by Assent.

During the supplier survey, suppliers were contacted via the ACM, operated by Assent, enabling its users to complete and track supplier communications as well as allow suppliers to upload completed CMRT forms directly to the platform for risk assessment and management. In their responses, suppliers specified whether the information provided was at the company level or the product level. Non-responsive suppliers were contacted a minimum of six times by ACM and then were also managed by the Assent supply chain team in one-on-one communications. This included two follow-ups from the supply chain team. For the 2019 reporting period, TriMas received responses from 554 or 72.4% of its 765 surveyed suppliers. Of the 554 suppliers that provided a response, approximately 38 reported that their products contained 3TG necessary to the functionality or production of their products.

Automated data validation on all submitted CMRTs is included in the program. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. Suppliers were contacted in regards to invalid forms and were encouraged to resubmit a valid form. For the 2019 reporting period, TriMas had 5 invalid CMRTs, or .65% of submitted responses.

As mentioned above, the CMRTs received allowed TriMas to collect and compile, via ACM, all answers from the CMRT with respect to smelter information reflected in the CMRTs. With respect to smelter information reflected in the CMRTs, there were suppliers who did not provide smelter lists. Without having full smelter information for TriMas products from all suppliers in scope, TriMas is unable to determine whether there is sourcing from the Covered Countries. In connection with its evaluation of the CMRTs, TriMas and Assent undertook due diligence to validate supplier reports.

Information Cut-Off
The deadline for suppliers to submit RCOI information for the Reporting Period was May 19, 2020.

Grievance Mechanism
We have established reporting mechanisms whereby employees and suppliers can report violations of the Company’s policies, including our Conflict Minerals Policy through the ethics hotline on our website at www.trimascorp.com

Records Maintenance
Under our Records Retention Policy, compliance records are maintained for 10 years.

Identify and Assess Risk in Our Supply Chain

We rely on suppliers whose materials or components contain 3TG to provide us with information about the source of 3TG contained in those materials or components. Our direct suppliers similarly rely upon information provided by their suppliers. We believe many of our largest suppliers are suppliers to other SEC registrants that are subject to the Rule.

In accordance with OECD Guidelines, it is important to understand risk levels associated with conflict minerals in the supply chain. Smelters that are not certified as DRC-conflict free by third-party sources such as RMI or the London Bullion Market Association (LBMA) Responsible Gold Programme, may pose a risk. Where a smelter is not identified as conflict free by such sources, we rate the risk as high, medium or low. This rating is based on various factors, including whether the smelter/refiner has been identified as a valid smelter/refiner and has an associated Smelter Identification Number (under the RMI, this is known as a CID), and the smelter’s geographic location, including proximity to the Covered Countries.

We calculate supplier risk based on the chance that a supplier provides 3TGs that may originate from non-conflict free sources. The value of this risk is calculated based on the risk ratings of the smelters declared by that supplier on their CMRT.

Additionally, each supplier is evaluated on the strength of its conflict minerals program (further assisting in identifying risk in the supply chain). Evaluating and tracking the strength of the program can assist in making key risk mitigation decisions as the program progresses. The criteria used to evaluate the strength of a supplier’s program are:

•Do you have a policy in place that includes Covered Countries conflict-free sourcing?
•Have you implemented due diligence measures for conflict-free sourcing?
•Do you verify due diligence information received from your suppliers?
•Does your review process include corrective action management?

The more positive the responses to these questions indicate a stronger conflict sourcing initiative.

As part of our risk management plan and to ensure suppliers understand our expectations, we have, through Assent, provided video and written training on conflict minerals and the CMRT. This includes instructions on completing the form and one-on-one email and phone discussions with supplier personnel.

In accordance with our Conflict Minerals Policy, if a supplier gives us reason to believe that it may be supplying us with 3TG from sources that may support conflict in a Covered Country, we encourage the supplier to establish an alternative source of 3TG that does not support such conflict, as provided in the OECD guidance. If we are not satisfied with the results, we may initiate steps to find replacement suppliers.

Once surveys were returned, Assent reviewed and attempted to match each verified SOR identified in the completed surveys to available lists of SORs that have been validated as conflict free under internationally-recognized schemes such as the RMI Responsible Minerals Assurance Process (RMAP). If an SOR was not validated by the RMAP, Assent either attempted to contact the SOR to gather more information about its sourcing practices or conducted Internet research to determine whether there are any additional publicly available sources of information regarding the SOR’s sourcing practices.

In accordance with OECD Guidelines, it is important to understand risk levels associated with conflict minerals in the supply chain. Smelters not certified Covered Country-Conflict Free may pose a risk to the supply chain. Each facility that meets the RMI definition of a smelter or refiner of a 3TGs mineral is assessed according to red flag indicators defined in the OECD Guidance. Assent uses numerous factors to determine the level of risk that each smelter poses to the supply chain by identifying red flags. These factors include:

•	Geographic proximity to the Covered Countries;

•	Known mineral source country of origin;

•	RMAP audit status;

•	Credible evidence of unethical or conflict sourcing;

•	Peer Assessments conducted by credible third-party sources.

As part of our risk management plan under the OECD Guidance, when facilities with red flags are reported on a CMRT by one of the suppliers surveyed, risk mitigation activities are initiated. Through Assent, submissions that include any red flag facilities immediately produce a receipt instructing the supplier to take their own risk mitigation actions, including submission of a product specific CMRT to better identify the connection to products that they supply to TriMas, and escalating up to removal of these red flag smelters from their supply chain.

As per the OECD Due Diligence Guidance, risk mitigation will depend on the supplier’s specific context. In addition, suppliers are guided to the Assent University learning platform for educational materials on mitigating the risk of smelters or refiners on the supply chain.

Tracing materials back to their mine of origin is a complex aspect of responsible sourcing in our supply chain. We have determined that seeking information about 3TG smelters and refiners in our supply chain represents an appropriate effort to determine the mines or locations of origin of the 3TGs in our supply chain. This was done by adopting methodology outlined by the RMI’s joint industry programs and outreach initiatives and requiring our suppliers to conform with the same standards to meet the OECD Guidelines, and report to us using the CMRT. Through this industry joint effort, we made reasonable determination of the mines or locations of origin of the 3TGs in our supply chain. We also requested that all of our suppliers support the initiative by following the sourcing initiative and working to align their declared sources with the “Known” and “Conflict Free” lists of sourced metals.

Design and Implement a Strategy to Respond to Risks
As part of TriMas’ strategy to mitigate risk and to ensure suppliers understand our expectations, we have provided video, recorded training, and documented instructions through Assent. Responses to the reporting CMRT were reviewed with specific suppliers where clarification was needed. As described in our Conflict Minerals Policy, we intend to engage any of our suppliers whom we have reason to believe are supplying us with 3TG from sources that may support conflict in Covered Countries to establish an alternative source of 3TG that does not support such conflict, as provided in the OECD guidance.

Suppliers that may expose the Company to unacceptable risks, either due to unacceptable responses to our inquiries or a refusal to respond, may be evaluated by the Company.

Carry out Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain
TriMas does not have a direct relationship with conflict minerals smelters or refiners and as a result, TriMas does not perform direct audits of these entities in its supply chain. TriMas relies on the efforts of the industry associations that administer independent third-party smelter and refinery audit programs and encourages suppliers with more direct relationships with smelters to participate in comparable due diligence validation activities.

Assent conducts outreach to all smelters and refineries that are not enrolled in the RMI’s RMAP on behalf of TriMas. The purpose of this outreach is to encourage participation in the RMAP and to inquire about the facility’s sourcing practices and infrastructure.

Report Annually on Supply Chain Due Diligence
TriMas’ Form SD and CMR are publicly available at www.trimascorp.com and meet the OECD recommendation to report annually on supply chain due diligence.

Due Diligence Results

TriMas identified 765 Tier 1 Suppliers for the CMR for the Reporting Period. Approximately 72.4% responded to TriMas’ conflict minerals survey and 38 of the responding suppliers indicated one or more of the regulated conflict minerals metals as necessary to the functionality or production of the products supplied to TriMas. Based on the RCOI and the due diligence measures described in this CMR, specifically that most CMRTs are at the company level and not the product level pertaining to TriMas products, TriMas was unable to validate that any of the SORs identified by suppliers are in its supply chain.

The information that we received from a majority of our direct suppliers was at their company-wide level. Thus, the SORs identified by our direct suppliers may contain SORs that processed conflict minerals that our direct suppliers supplied to their other customers, but not to us. As a result, we are unable to conclusively determine whether the SORs were used to process the conflict minerals necessary to the functionality or production of our products during 2019. Because of this uncertainty, we are also unable to conclusively determine whether each of the countries of origin identified were the country of origin of conflict minerals in our products during 2019, and therefore we were also unable to determine the source and chain of custody of those conflict minerals. In addition, the third-party audits conducted by the RMI, the LBMA and the information that we receive from our direct suppliers may yield inaccurate or incomplete information. For example, the information received from our direct suppliers may be incomplete because they may not have received accurate and complete conflict minerals information from all of the suppliers in their own supply chain. We also do not have access to audit reports or detailed findings of the third-party audits conducted as part of the RMI RMAP or the LBMA Responsible Gold Programme and, as a result, are not responsible for the quality of these audits or the audit findings.

For all responses that indicated a smelter, Assent compared the facilities listed to the list of smelters maintained by the RMI. If a supplier indicated that the facility was certified as “Conflict-Free,” Assent confirmed that the name was listed by RMI as a certified smelter. As of May 25, 2020, we have validated 365 SORs and we are working to validate the additional SOR entries from the submitted CMRTs. Appendix A lists the smelters and refiners that the suppliers we surveyed reported as being in their supply chains. We have not listed in Appendix A any SORs that we have not been able to validate. Appendix A also includes an aggregated list of the countries of origin from which the reported facilities collectively source conflict minerals, based on information provided by suppliers and RMI.

In connection with our reasonable country of origin inquiry and due diligence, as applicable, our suppliers identified to us the smelters and refiners listed in Appendix A as potentially having processed the necessary 3TG contained in our products in 2019. All information included in the table is as of May 19, 2020.
Any facility reported by a supplier to us as a smelter was cross-referenced with the RMI Standard Smelter List. There were 307 legitimate smelters identified. Of these, 235 have been certified compliant to RMAP sourcing audit assessment protocol and are considered "conflict-free." An additional 7 facilities are active in the RMAP audit process. The remaining 58 facilities are not currently engaged with the RMAP audit program but have been contacted by Assent on our behalf to encourage them to undertake such an audit.

Steps to Improve Due Diligence and Mitigate Risk

TriMas will work to continuously improve its supply chain due diligence efforts through the following measures:

a)	Continue supply chain due diligence efforts and engagement with suppliers to identify sources of conflict minerals;
b)	Continue to clearly communicate expectations with regard to supplier compliance, transparency and sourcing;
c)	Continue to engage with suppliers that provided incomplete or uncertain smelter information or did not respond to our survey request;
d)	Continue to compare RCOI results to information collected via independent conflict free smelter validation programs; and
e)	Contact smelters identified as a result of the RCOI process and request their participation in obtaining a "conflict free" designation from an industry program.

Countries of Origin

Appendix A includes an aggregated list of countries of origin from which the reported facilities collectively source 3TGs, based on information provided through the CMRT data collection process, from direct smelter outreach and the RMAP. As mentioned previously, it is understood that many responses may provide more data than can be directly linked to products sold by TriMas, therefore, Appendix A may contain more countries than those that the Company’s products are being sourced from.

Smelter and Refiner Risk Evaluation

Understanding the risks associated with the smelters and refiners potentially providing material into TriMas’ supply chain is an important part of the due diligence process. Through Assent, comprehensive and ongoing analysis is conducted by Assent’s smelter library manager to assess sourcing risk. This information is used to:

•	Provide supplier feedback

•	Determine the health of the Company’s overall program

•	Conduct outreach to smelters, refiners and their respective associations

•	Provide detailed analysis in this report.

The following risk categories are used for smelter evaluation and risk determination:

▪	Geo-Risk

◦	Did the mineral originate from or has been transported through a Covered Country?

•	Audit Status

◦	Has the refiner’s due diligence practices been audited against a standard in conformance with the OECD Guidance?

◦
Assent relies on the RMI audit standard, including cross-recognition of the LBMA Good Delivery Program and the Responsible Jewelry Council Chain of Custody Certification, which are developed according to global standards, including the    OECD Guidance.

•	Sourcing Risk

◦	Has evidence of any other red flag that is supported by credible sources been identified?

 Forward-Looking Statements

This report may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about our financial condition, results of operations and business. These forward-looking statements can be identified by the use of forward-looking words, such as “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan” or other comparable words, or by discussions of strategy that may involve risks and uncertainties.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties which could materially affect our business, financial condition or future results including, but not limited to: the severity and duration of the ongoing corona virus (“COVID-19”) pandemic on our operations, customers and suppliers, as well as related actions taken by governmental authorities and other third parties in response, each of which is uncertain, rapidly changing and difficult to predict; general economic and currency conditions; material and energy costs; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; competitive factors; future trends; our ability to realize our business strategies; our ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; information technology and other cyber-related risks; the performance of our subcontractors and suppliers; supply constraints; market demand; intellectual property factors; litigation; government and regulatory actions, including, without limitation, the impact of tariffs, quotas and surcharges; our leverage; liabilities imposed by our debt instruments; labor disputes; changes to fiscal and tax policies; contingent liabilities relating to acquisition activities; the disruption of operations from catastrophic or extraordinary events, including natural disasters or public health crises; the potential impact of Brexit; tax considerations relating to the Cequent spin-off; our future prospects; and other risks that are discussed in Part I, Item 1A, "Risk Factors," in our Annual Report on Form 10-K for the year ended December 31, 2019 and elsewhere in this report. The risks described in our Annual Report on Form 10-K and elsewhere in this report are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows.

The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We caution readers not to place undue reliance on the statements, which speak only as of the date of this report. We do not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events, except as required by law.

APPENDIX A

	Standard Smelter Name	Smelter Facility Location	Smelter ID	RMI Audit Status
Gold	8853 S.p.A.	ITALY	CID002763	Conformant
Gold	Abington Reldan Metals, LLC	UNITED STATES OF AMERICA	CID002708	Non Conformant
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA	CID000015	Conformant
Gold	Aida Chemical Industries Co., Ltd.	JAPAN	CID000019	Conformant
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES	CID002560	Conformant
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	CID000035	Conformant
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	CID000041	Conformant
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL	CID000058	Conformant
Gold	Argor-Heraeus S.A.	SWITZERLAND	CID000077	Conformant
Gold	Asahi Pretec Corp.	JAPAN	CID000082	Conformant
Gold	Asahi Refining Canada Ltd.	CANADA	CID000924	Conformant
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA	CID000920	Conformant
Gold	Asaka Riken Co., Ltd.	JAPAN	CID000090	Conformant
Gold	AU Traders and Refiners	SOUTH AFRICA	CID002850	Conformant
Gold	Aurubis AG	GERMANY	CID000113	Conformant
Gold	Bangalore Refinery	INDIA	CID002863	Conformant
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	CID000128	Conformant
Gold	Boliden AB	SWEDEN	CID000157	Conformant
Gold	C. Hafner GmbH + Co. KG	GERMANY	CID000176	Conformant
Gold	CCR Refinery - Glencore Canada Corporation	CANADA	CID000185	Conformant
Gold	Cendres + Metaux S.A.	SWITZERLAND	CID000189	Conformant
Gold	Chimet S.p.A.	ITALY	CID000233	Conformant
Gold	Chugai Mining	JAPAN	CID000264	Conformant
Gold	DODUCO Contacts and Refining GmbH	GERMANY	CID000362	Conformant
Gold	Dowa	JAPAN	CID000401	Conformant

Gold	DS PRETECH Co., Ltd.	KOREA, REPUBLIC OF	CID003195	Conformant
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF	CID000359	Conformant
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN	CID000425	Conformant
Gold	Eco-System Recycling Co., Ltd. North Plant	JAPAN	CID003424	Conformant
Gold	Eco-System Recycling Co., Ltd. West Plant	JAPAN	CID003425	Conformant
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES	CID002561	Conformant
Gold	Geib Refining Corporation	UNITED STATES OF AMERICA	CID002459	Conformant
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA	CID002243	Conformant
Gold	Heimerle + Meule GmbH	GERMANY	CID000694	Conformant
Gold	Heraeus Metals Hong Kong Ltd.	CHINA	CID000707	Conformant
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	CID000711	Conformant
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA	CID000801	Conformant
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	CID000807	Conformant
Gold	Istanbul Gold Refinery	TURKEY	CID000814	Conformant
Gold	Italpreziosi	ITALY	CID002765	Conformant
Gold	Japan Mint	JAPAN	CID000823	Conformant
Gold	Jiangxi Copper Co., Ltd.	CHINA	CID000855	Conformant
Gold	JSC Uralelectromed	RUSSIAN FEDERATION	CID000929	Conformant
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	CID000937	Conformant
Gold	Kazzinc	KAZAKHSTAN	CID000957	Conformant
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA	CID000969	Conformant
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND	CID002511	Conformant
Gold	Kojima Chemicals Co., Ltd.	JAPAN	CID000981	Conformant
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF	CID002605	Conformant
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN	CID001029	Conformant
Gold	L'Orfebre S.A.	ANDORRA	CID002762	Conformant
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	CID001078	Conformant
Gold	LT Metal Ltd.	KOREA, REPUBLIC OF	CID000689	Conformant
Gold	Marsam Metals	BRAZIL	CID002606	Conformant
Gold	Materion	UNITED STATES OF AMERICA	CID001113	Conformant

Gold	Matsuda Sangyo Co., Ltd.	JAPAN	CID001119	Conformant
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA	CID001149	Conformant
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	CID001152	Conformant
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA	CID001147	Conformant
Gold	Metalor Technologies S.A.	SWITZERLAND	CID001153	Conformant
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA	CID001157	Conformant
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO	CID001161	Conformant
Gold	Mitsubishi Materials Corporation	JAPAN	CID001188	Conformant
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001193	Conformant
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA	CID002509	Conformant
Gold	Modeltech Sdn Bhd	MALAYSIA	CID002857	Non Conformant
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION	CID001204	Conformant
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY	CID001220	Conformant
Gold	NH Recytech Company	KOREA, REPUBLIC OF	CID003189	Non Conformant
Gold	Nihon Material Co., Ltd.	JAPAN	CID001259	Conformant
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA	CID002779	Conformant
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN	CID001325	Conformant
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION	CID001326	Conformant
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION	CID000493	Conformant
Gold	PAMP S.A.	SWITZERLAND	CID001352	Conformant
Gold	Planta Recuperadora de Metales SpA	CHILE	CID002919	Conformant
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION	CID001386	Conformant
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	CID001397	Conformant
Gold	PX Precinox S.A.	SWITZERLAND	CID001498	Conformant
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	CID001512	Conformant
Gold	REMONDIS PMR B.V.	NETHERLANDS	CID002582	Conformant

Gold	Royal Canadian Mint	CANADA	CID001534	Conformant
Gold	SAAMP	FRANCE	CID002761	Conformant
Gold	Safimet S.p.A	ITALY	CID002973	Conformant
Gold	SAFINA A.S.	CZECH REPUBLIC	CID002290	Active
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF	CID001555	Conformant
Gold	SAXONIA Edelmetalle GmbH	GERMANY	CID002777	Conformant
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN	CID001585	Conformant
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	CID001622	Conformant
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA	CID001736	Conformant
Gold	Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA	CID002516	Conformant
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	CID001756	Conformant
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA	CID001761	Conformant
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	CID001798	Conformant
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF	CID002918	Conformant
Gold	T.C.A S.p.A	ITALY	CID002580	Conformant
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	CID001875	Conformant
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA	CID001916	Conformant
Gold	Tokuriki Honten Co., Ltd.	JAPAN	CID001938	Conformant
Gold	Tony Goetz NV	BELGIUM	CID002587	Non Conformant
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN	CID002615	Conformant
Gold	Torecom	KOREA, REPUBLIC OF	CID001955	Conformant
Gold	Umicore Brasil Ltda.	BRAZIL	CID001977	Conformant

Gold	Umicore Precious Metals Thailand	THAILAND	CID002314	Conformant
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	CID001980	Conformant
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA	CID001993	Conformant
Gold	Valcambi S.A.	SWITZERLAND	CID002003	Conformant
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA	CID002030	Conformant

Gold	WIELAND Edelmetalle GmbH	GERMANY	CID002778	Conformant
Gold	Yamakin Co., Ltd.	JAPAN	CID002100	Conformant
Gold	Yokohama Metal Co., Ltd.	JAPAN	CID002129	Conformant
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	CID002224	Conformant
Tantalum	Asaka Riken Co., Ltd.	JAPAN	CID000092	Conformant
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA	CID000211	Conformant
Tantalum	CP Metals Inc.	UNITED STATES OF AMERICA	CID003402	Conformant
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA	CID002504	Conformant
Tantalum	Exotech Inc.	UNITED STATES OF AMERICA	CID000456	Conformant
Tantalum	F&X Electro-Materials Ltd.	CHINA	CID000460	Conformant
Tantalum	FIR Metals & Resource Ltd.	CHINA	CID002505	Conformant
Tantalum	Global Advanced Metals Aizu	JAPAN	CID002558	Conformant
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA	CID002557	Conformant
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA	CID000616	Conformant
Tantalum	H.C. Starck Co., Ltd.	THAILAND	CID002544	Conformant
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY	CID002547	Conformant
Tantalum	H.C. Starck Inc.	UNITED STATES OF AMERICA	CID002548	Conformant
Tantalum	H.C. Starck Ltd.	JAPAN	CID002549	Conformant
Tantalum	H.C. Starck Smelting GmbH & Co. KG	GERMANY	CID002550	Conformant
Tantalum	H.C. Starck Tantalum and Niobium GmbH	GERMANY	CID002545	Conformant
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	CID002492	Conformant
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA	CID002512	Conformant
Tantalum	Jiangxi Tuohong New Raw Material	CHINA	CID002842	Conformant
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	CID000914	Conformant
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	CID000917	Conformant

Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA	CID002506	Conformant
Tantalum	KEMET Blue Metals	MEXICO	CID002539	Conformant
Tantalum	LSM Brasil S.A.	BRAZIL	CID001076	Conformant
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA	CID001163	Conformant
Tantalum	Mineracao Taboca S.A.	BRAZIL	CID001175	Conformant
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001192	Conformant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	CID001277	Conformant
Tantalum	NPM Silmet AS	ESTONIA	CID001200	Conformant
Tantalum	PRG Dooel	NORTH MACEDONIA, REPUBLIC OF	CID002847	Conformant
Tantalum	QuantumClean	UNITED STATES OF AMERICA	CID001508	Conformant
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL	CID002707	Conformant
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION	CID001769	Conformant
Tantalum	Taki Chemical Co., Ltd.	JAPAN	CID001869	Conformant
Tantalum	Telex Metals	UNITED STATES OF AMERICA	CID001891	Conformant
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	CID001969	Conformant
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA	CID002508	Conformant
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA	CID001522	Conformant
Tin	Alpha	UNITED STATES OF AMERICA	CID000292	Conformant
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA	CID000228	Conformant
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA	CID003190	Conformant
Tin	China Tin Group Co., Ltd.	CHINA	CID001070	Conformant
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	CHINA	CID003356	Non Conformant
Tin	Dowa	JAPAN	CID000402	Conformant
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIET NAM	CID002572	Non Conformant

Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)	CID000438	Conformant
Tin	Fenix Metals	POLAND	CID000468	Conformant
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	CID000942	Conformant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	CID000538	Conformant
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	CID001908	Conformant
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA	CID000555	Conformant
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA	CID003116	Conformant
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA	CID002849	Conformant
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA	CID002844	Conformant
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA	CID000760	Conformant
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA	CID001231	Conformant
Tin	Luna Smelter, Ltd.	RWANDA	CID003387	Conformant
Tin	Ma'anshan Weitai Tin Co., Ltd.	CHINA	CID003379	Conformant
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL	CID002468	Conformant
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	CID001105	Conformant
Tin	Melt Metais e Ligas S.A.	BRAZIL	CID002500	Conformant
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA	CID001142	Conformant
Tin	Metallo Belgium N.V.	BELGIUM	CID002773	Conformant
Tin	Metallo Spain S.L.U.	SPAIN	CID002774	Conformant
Tin	Mineracao Taboca S.A.	BRAZIL	CID001173	Conformant
Tin	Minsur	PERU	CID001182	Conformant
Tin	Mitsubishi Materials Corporation	JAPAN	CID001191	Conformant
Tin	Modeltech Sdn Bhd	MALAYSIA	CID002858	Non Conformant
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	CID001314	Conformant

Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	CID002517	Conformant
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)	CID001337	Conformant

Tin	Precious Minerals and Smelting Limited	INDIA	CID003409	Active
Tin	PT Artha Cipta Langgeng	INDONESIA	CID001399	Conformant
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	CID002503	Conformant
Tin	PT Menara Cipta Mulia	INDONESIA	CID002835	Conformant
Tin	PT Mitra Stania Prima	INDONESIA	CID001453	Conformant
Tin	PT Refined Bangka Tin	INDONESIA	CID001460	Conformant
Tin	PT Timah Tbk Kundur	INDONESIA	CID001477	Conformant
Tin	PT Timah Tbk Mentok	INDONESIA	CID001482	Conformant
Tin	Resind Industria e Comercio Ltda.	BRAZIL	CID002706	Conformant
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA	CID001539	Conformant
Tin	Soft Metais Ltda.	BRAZIL	CID001758	Conformant
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	VIET NAM	CID002834	Conformant
Tin	Thaisarco	THAILAND	CID001898	Conformant
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA	CID003325	Conformant
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL	CID002036	Conformant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	CID002158	Conformant
Tin	Yunnan Tin Company Limited	CHINA	CID002180	Conformant
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA	CID003397	Conformant
Tungsten	A.L.M.T. Corp.	JAPAN	CID000004	Conformant
Tungsten	ACL Metais Eireli	BRAZIL	CID002833	Conformant
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	BRAZIL	CID003427	Active
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM	CID002502	Conformant
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA	CID002513	Conformant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	CID000258	Conformant
Tungsten	CP Metals Inc.	UNITED STATES OF AMERICA	CID003448	Active
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	CHINA	CID003401	Conformant
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA	CID000499	Conformant

Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA	CID002645	Conformant
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	CID000875	Conformant
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	CID002315	Conformant
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	CID002494	Conformant
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA	CID000568	Conformant
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	CID000218	Conformant
Tungsten	H.C. Starck Smelting GmbH & Co. KG	GERMANY	CID002542	Conformant
Tungsten	H.C. Starck Tungsten GmbH	GERMANY	CID002541	Conformant
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA	CID000766	Conformant
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA	CID002579	Conformant
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	CID000769	Conformant
Tungsten	Hunan Litian Tungsten Industry Co., Ltd.	CHINA	CID003182	Conformant
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION	CID002649	Conformant
Tungsten	Japan New Metals Co., Ltd.	JAPAN	CID000825	Conformant
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA	CID002551	Conformant
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	CID002321	Conformant
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA	CID002318	Conformant
Tungsten	Jiangxi Xianglu Tungsten Co., Ltd.	CHINA	CID002647	Active
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	CID002317	Conformant
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	CID002316	Conformant
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	RUSSIAN FEDERATION	CID003408	Active
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA	CID000966	Conformant
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA	CID000105	Conformant
Tungsten	KGETS Co., Ltd.	KOREA, REPUBLIC OF	CID003388	Conformant

Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA	CID003407	Conformant
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA	CID002319	Conformant
Tungsten	Masan Tungsten Chemical LLC (MTC)	VIET NAM	CID002543	Conformant
Tungsten	Moliren Ltd.	RUSSIAN FEDERATION	CID002845	Conformant
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA	CID002589	Conformant
Tungsten	NPP Tyazhmetprom LLC	RUSSIAN FEDERATION	CID003416	Active
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES	CID002827	Conformant
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM	CID001889	Conformant
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION	CID002724	Conformant
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA	CID002044	Conformant
Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF	CID002843	Conformant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	CID002320	Conformant
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	CID002082	Conformant
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA	CID002830	Conformant
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA	CID002095	Conformant